Exhibit 99.1

Saia Appoints Independent Director Di-Ann Eisnor to Board

JOHNS CREEK, GA—November 27, 2017—Saia, Inc., (NASDAQ: SAIA) a leading transportation provider offering less-than-truckload, non-asset truckload, and logistics services, today announced the board of directors has elected Di-Ann Eisnor as a director of the corporation and named her a member of the compensation committee.

“Di-Ann Eisnor is a Silicon Valley-based entrepreneur with more than 20 years of experience building and leading marketing services and geo-mapping businesses with strong customer and user communities for those businesses,” said Saia Chairman, Bert Trucksess.

Ms. Eisnor started the U.S. office of Waze, the crowd-sourced navigation and real-time traffic application, and now serves as Director of Growth for the company. Waze was acquired by Google in 2013. Prior to joining Waze, Ms. Eisnor was Co-Founder and CEO of Platial Inc., a collaborative, user-generated cartographic website. Previous experience includes a variety of entrepreneurial positions focused on marketing, mobility and technology. Active in various civic initiatives, Ms. Eisnor is also a 2014 Henry Crown Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network. She received her undergraduate degree in Studio Art and Business Administration from New York University.

“We welcome Di-Ann to the board and believe her strong entrepreneurial, marketing, technology and transportation perspectives will add valuable insights complementing those of our current board,” said Trucksess.

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About Saia, Inc.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Georgia, Saia LTL Freight operates 153 terminals across 39 states. For more information on Saia, Inc. visit the Investor Relations section at www.saiacorp.com.

CONTACT:	Saia, Inc.
Doug Col
dcol@saia.com
678.542.3910